Exhibit 8.1

ObsEva SA

Chemin des Aulx 12

1228 Plan-les Ouates

Switzerland

Geneva, January 17, 2017

ObsEva SA – Registration Statement on Form F-1

Ladies and Gentlemen,

We have acted as special Swiss counsel to ObsEva SA (the “Company”) in connection with the filing of a registration statement on Form F-1, as amended (Registration No. 333-215383), including the prospectus set forth therein (the “Registration Statement”) for the purpose of registering under the United States Securities Act of 1933, as amended (the “Securities Act”) the offer and sale of common shares with a par value of CHF 1/13 each of the Company, including any shares with a par value of CHF 1/13 each to be sold, if and to the extent such option is exercised, to the underwriters pursuant to the over-allotment option granted by the Company to the underwriters (the “Shares”). As such counsel, we have been requested to render an opinion as to certain matters of Swiss law.

I.	Reviewed Documents

For the purpose of giving this opinion, we have only examined a PDF copy of the Registration Statement.

No documents have been reviewed by ourselves in connection with this opinion other than the Registration Statement. Accordingly, our opinion is limited to the Registration Statement and its legal implications under Swiss law.

II.	Assumptions

In rendering the opinion below, we have assumed:

a)	that the Registration Statement has been duly filed by the Company;

b)	that the offering and sale of and payment for the Shares will be in accordance with the limitations referred to in the Registration Statement; and

c)	that to the extent relevant for purposes of this opinion, that all factual information contained in, or material statements given in connection with, the Registration Statement are true, complete and accurate.

III.	Opinion

Based upon the forgoing and subject to the qualifications set out below, we are of the opinion that as of the date hereof the discussion in the Registration Statement contained under the heading “Swiss Tax Considerations” is as it addresses matters of Swiss tax law or considerations, an accurate summary in all material respects of the tax matters purported to be described therein.

IV.	Qualifications

The above opinions are subject to the following qualifications:

a)	Our opinion is limited to Swiss law as existing, applied and interpreted on the date hereof. We have abstained from examining any issues of any other jurisdiction and therefore no opinion on matters other than Swiss law is to be inferred from our opinion.

b)	In this opinion, Swiss legal concepts are expressed in the English language and not in their original language. These concepts may not be identical to the concepts described by the same English language terms as they exist under the laws of other jurisdictions.

c)	This opinion is based on the current provisions of the laws of Switzerland and the regulations thereunder in effect on the date hereof and only as currently interpreted in Switzerland. Such laws and their interpretation are subject to change.

d)	Except as expressly stated herein, we express no opinion as to the accuracy or completeness of the information contained in the Registration Statement.

e)	Except as expressly stated herein, we express no opinion as to any other legal matters. We express no opinion as to any non-legal matters.

We have rendered this opinion as of the date hereof and we assume no obligation to advise you of changes that may thereafter be brought to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion shall be governed by and construed in accordance with the laws of Switzerland.

Sincerely yours,

Lenz & Staehelin

/s/ Jean-Blaise Eckert

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